Exhibit 99.3

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Brian Korb
Chief Financial Officer	646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS INITIATES AVANAFIL PHASE 3 TRIALS

REVIVE (TA-301) First Phase 3 Trial with Avanafil in Males with ED

MOUNTAIN VIEW, Calif., December 12, 2008 VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced it has initiated the first of several pivotal phase 3 studies of avanafil, our investigational product for the treatment of erectile dysfunction (ED).  Avanafil is a next-generation, fast-acting, selective, investigational oral phosphodiesterase type 5 (PDE5) inhibitor.  The first study, REVIVE (TA-301), is a randomized, double-blind, placebo-controlled, efficacy and safety study of avanafil in men with a history of ED.  Subjects will undergo a four-week run-in period followed by 12 weeks of treatment. Subjects will be randomized to placebo or one of three dose levels of active drug. The primary endpoints of the study will be improvement in erectile function as measured by the Sexual Encounter Profile and improvements in the International Index of Erectile Function score (IIEF).

“Initiation of the phase 3 studies of avanafil is an important corporate milestone for VIVUS,” stated Leland Wilson, president and chief executive officer of VIVUS. “The sales of PDE5 inhibitors world wide exceeded $3 billion in 2007.  We believe that avanafil has distinct potential advantages as compared with approved ED therapies.  Our investigational data from phase 2 studies indicates a shorter time to onset and a shorter half-life, which we will investigate further to demonstrate potential safety advantages.  Top-line results from the first study could be available by the end of 2009.”

“Previous studies of avanafil have shown very promising results, both in terms of efficacy and safety, for the treatment of ED,” commented Dr. Charles Bowden, director of clinical development at VIVUS. “We are now beginning the final phase of clinical development of avanafil with REVIVE (TA-301), the first of four planned phase 3 trials.  Additional phase 3 studies will include treatment in diabetic males with ED and in males with ED following a post-radical prostatectomy, each about 16 weeks in duration.  We also plan to initiate a 12-month

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040    Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

safety study in the first half of 2009. In total, the pivotal phase 3 studies should enroll over 1,200 subjects.”

The phase 3 study will be conducted following discussion and agreement with the Food and Drug Administration including a Special Protocol Assessment of REVIVE (TA-301).  It is expected that TA-301 will enroll over 600 patients at approximately 40 sites in the United States.  Subjects are instructed to attempt sexual intercourse 30 minutes after taking avanafil, with no restrictions on food or alcohol consumption.  TA-301 will study three doses of avanafil:  50mg, 100 mg and 200mg. Please see http://www.clinicaltrials.gov for more information.

As previously announced, VIVUS has entered into a $30 million funding collaboration with Deerfield Management for the funding of phase 3.

About the avanafil phase 2 studies

VIVUS previously reported positive results from the phase 2 studies of avanafil. Following a four-week, non-treatment, run-in period, 284 patients were treated for 12 weeks with placebo or avanafil at various doses. The primary endpoints used to assess treatment efficacy included the percentage of erections sufficient for vaginal penetration and the percentage of erections lasting long enough for successful intercourse.  Avanafil produced erections sufficient for vaginal penetration on 76, 79, 80 and 84 percent of sexual attempts on the 50, 100, 200 and 300 mg doses, respectively (p<0.05).  Erections lasting long enough for successful intercourse were achieved on 54, 59, 62 and 64 percent of attempts, respectively (p<0.0001).  More than half of the subjects taking 200 mg of avanafil achieved normal erectile function, defined as an IIEF score of 26 or more (p<0.001).  Patients were instructed to attempt sexual intercourse 30 minutes after taking avanafil, with no restrictions on food or alcohol consumption. Avanafil was well tolerated at all doses, with headache being the most commonly recorded adverse event.  There were no reports of visual disturbances.  Previous studies have suggested that avanafil can be taken twice a day for those patients that desire sexual intercourse more frequently than once per day.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates addressing obesity, diabetes and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and has completed a phase 2 study for the treatment of type 2 diabetes; avanafil, which is in phase 3 for the treatment of erectile dysfunction (“ED”), and Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,”

among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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